Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Offer Securities (as defined below), and the provisions herein are subject in their entirety to the provisions of the U.S. Offer (as defined below). The U.S. Offer is made solely by the Offer to Purchase, dated as of July 18, 2024, and the related Acceptance Form for Shares and ADS Letter of Transmittal (each, as defined below) and any amendments or supplements thereto, and is being made to holders of Shares (defined below) who are U.S. Persons and to all holders of ADSs. The U.S. Offer is not being made to holders of Offer Securities in any jurisdiction in which the making of the U.S. Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Buyer (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Buyer. If you are a holder of U.S. Shares (as defined below) or ADSs, you should read the Offer to Purchase which is available on the SEC’s website at www.sec.gov.

Notice of Offer to Purchase

All Outstanding Common Shares and

All Outstanding American Depositary Shares, each representing two Common Shares,

of

CALLIDITAS THERAPEUTICS AB

at

SEK 208 per Common Share or SEK 416 per ADS, pursuant to the Offer to Purchase,

dated July 18, 2024,

by

ASAHI KASEI CORPORATION

Asahi Kasei Corporation, a Japanese corporation (“Buyer”), is offering to purchase all of the outstanding common shares, quota value SEK 0.04 per share, held by U.S. Persons (the “Shares”) and all of the outstanding American Depositary Shares, each representing two common shares, quota value SEK 0.04 per share, whether or not held by U.S. Persons (the “ADSs” and, together with the Shares, the “Offer Securities”) of Calliditas Therapeutics AB, a company incorporated under the laws of Sweden (“Calliditas” or the “Company”), upon the terms and subject to the conditions set forth in the Offer to Purchase filed with the U.S. Securities Exchange Commission (the “SEC”) on July 18, 2024 (the “Offer to Purchase”) and in the related Acceptance Form for Shares (the “Acceptance Form for Shares”) and Letter of Transmittal for ADSs (the “ADS Letter of Transmittal”, which, together with this Notice of Offer to Purchase, the Acceptance Form for Shares and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “U.S. Offer”). The U.S. Offer is being made in conjunction with an offer by Buyer in Sweden directed to holders of Shares, but not holders of ADSs (the “Swedish Offer,” and together with the U.S. Offer, the “Offers”). ADSs (whether or not held by U.S. Persons) may only be tendered in the U.S. Offer. Tendering holders of Offer Securities who are record owners of their Offer Securities and who tender directly to Computershare Trust Company, N.A., Computershare Inc. (“Computershare”), which is the tender agent for the U.S. Offer with respect to the ADSs (the “ADS Tender Agent”), or Skandinaviska Enskilda Banken, the tender agent for the U.S. Offer with respect to the Shares held by U.S. holders (the “U.S. Shares”) (together with the ADS Tender Agent, the “Tender Agents”) will not be obligated to pay brokerage fees or commissions or stock transfer taxes with respect to the purchase of ADSs by Buyer pursuant to the U.S. Offer. Holders of ADSs who hold their ADSs through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions. Holders of ADSs may be impacted by fees and expenses charged by the ADS Depositary under the ADS deposit agreement. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

THE INITIAL ACCEPTANCE PERIOD FOR THE OFFERS (THE “OFFER PERIOD”) WILL COMMENCE ON JULY 18, 2024 AND EXPIRE AT 6:00 P.M., NEW YORK TIME, ON AUGUST 30, 2024, UNLESS THE OFFER PERIOD IS OTHERWISE SHORTENED OR EXTENDED (THE END OF THE OFFER PERIOD, AS SHORTENED OR EXTENDED, the “Expiration Time”).

Buyer reserves the right to shorten the acceptance period and set an earlier settlement date as well as to extend the acceptance period and to postpone the settlement date, as may be permissible under applicable laws and regulations, as described in the Offer to Purchase.

If the Offers are consummated and all Offer Securities validly tendered and not properly withdrawn have been transferred to Buyer (the time at which Buyer pays (by delivery of funds to the Tender Agents) for all Offer Securities validly tendered and not properly withdrawn, the “Closing”, and the date of each such transfer, a “Closing Date”), and Buyer has, in connection with the Offers or otherwise, become the owner of more than 90% of the Shares in Calliditas (on a fully diluted basis), Buyer intends to effectuate, or cause to be effectuated, the commencement and consummation by Buyer of compulsory redemption proceedings to redeem the remaining outstanding Shares in accordance with the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) (such proceedings, the “Compulsory Redemption”), as well as promote a delisting of the Shares from Nasdaq Stockholm and the ADSs from the Nasdaq Global Select Market (“Nasdaq”). The consideration to be paid to ADS holders in respect of the Compulsory Redemption will be determined in SEK and payable in U.S. Dollars based on the USD/SEK published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the ADS Consideration available to the ADS Tender Agent for settlement of the ADSs tendered to the U.S. Offer.

The obligation of Buyer to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) (relating to Buyer’s obligation to pay for or return tendered Offer Securities promptly after the termination or withdrawal of the U.S. Offer) pay for, Offer Securities validly tendered (and not properly withdrawn) pursuant to the U.S. Offer is conditioned upon, among other things, (i) the Offers being accepted to such extent that Buyer becomes the owner of more than 90% of the Shares of Calliditas (on a fully diluted basis) at the time of the expiration of the Offers the “Minimum Tender Condition”); (ii) with respect to the Offers and the acquisition of the Company, the receipt of all necessary regulatory, governmental or similar clearances, approvals and decisions, including from competition authorities and agencies screening foreign direct investments, in each case on terms that, in Buyer’s opinion, are acceptable; (iii) neither the Offers nor the acquisition of Calliditas being rendered wholly or partially impossible or significantly impeded as a result of legislation or other regulation, any decision of a court or a public authority, or any similar circumstance; (iv) no circumstances having occurred that have a material adverse effect, or could reasonably be expected to have a material adverse effect, on the Company’s financial position, prospects or operations, including the Company’s sales, results, liquidity, equity ratio, equity or assets; (v) no information made public by the Company, or disclosed by the Company to Buyer, being inaccurate, incomplete or misleading, and the Company having made public all information that should have been made public by the Company; (vi) the Company not taking any action that is intended to impair the prerequisites for making or completing the Offers; and (vii) no other party announcing an offer to acquire Shares or ADSs in the Company on terms that are more favorable to the shareholders or ADS holders of the Company than the terms of the Offers. Buyer reserves the right to withdraw the Offers in the event that it is clear that any of the above conditions is not satisfied or cannot be satisfied. However, with regard to the conditions set out in items (ii)-(vii) above, the Offers may only be withdrawn where the non-satisfaction of such condition is of material importance to Buyer’s acquisition of Calliditas or if it is approved by the Swedish Securities Council.

The Company Board has unanimously recommended the shareholders and ADS holders of the Company accept the Offers. THE MEMBERS OF THE COMPANY BOARD UNANIMOUSLY RECOMMEND THAT YOU TENDER ALL OF YOUR OFFER SECURITIES TO BUYER PURSUANT TO THE U.S. OFFER.

As part of the transaction, certain of the Company’s shareholders who in aggregate control shares representing 44.35% of all outstanding Shares (including Shares represented by ADSs) based on 54,033,447 outstanding Shares, being all 59,941,465 issued Shares less the 5,908,018 Shares held in treasury by the Company on July 17, 2024, in the Company have entered into undertakings to accept the Offers (the “Irrevocable Undertakings”) with Buyer pursuant to which such shareholders have agreed, among other things, subject to the terms and conditions of the Irrevocable Undertakings, to tender their Shares or ADSs into the Offers.

If Buyer shortens or extends the Offers, is delayed in its acceptance for payment of Offer Securities or is unable to accept Offer Securities for payment pursuant to the U.S. Offer for any reason, then, without prejudice to Buyer’s rights under the Offers, the applicable Tender Agents may, nevertheless, on behalf of Buyer, retain tendered Offer Securities, and such Offer Securities may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein and as otherwise required under applicable law.

Purchase of tendered Offer Securities pursuant to the U.S. Offer will be made only after timely receipt by the applicable Tender Agent of the proper documents with respect to the holder’s Offer Securities. Payment for Offer Securities will be made promptly after the Acceptance Time in accordance with Rule 14e-1(c) of the Exchange Act. If any Offer Securities tendered in accordance with the instructions set forth in the Offer to Purchase or other related materials are not accepted for purchase pursuant to the terms and conditions of the U.S. Offer, Buyer will cause such Offer Securities to be returned promptly following the announcement of the lapse or withdrawal of the U.S. Offer, as the case may be. The U.S. Offer Consideration for the Offer Securities accepted for payment pursuant to the U.S. Offer will be distributed without interest and subject to any applicable withholding taxes.

If you hold ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your securities intermediary before the Expiration Time. Further, before the Expiration Time, the ADS Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of the Offer to Purchase and the ADS Letter of Transmittal, and that Buyer may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time for receipt of instructions to tender ADSs. Note that if your ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and such securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee. Detailed instructions are contained in the Acceptance Form for Shares, ADS Letter of Transmittal, and in Section 3—“Procedures for Accepting the U.S. Offer and Tendering Offer Securities” in the Offer to Purchase.

The obligation of Buyer to accept for payment and pay for Offer Securities validly tendered (and not properly withdrawn) pursuant to the Offers is subject to the satisfaction or waiver, as applicable, of the conditions set forth in the Offer to Purchase. Accordingly, notwithstanding any other provision of the U.S. Offer to the contrary, Buyer will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered Offer Securities promptly after the termination or withdrawal of the U.S. Offer)) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Offer Securities, in the event that any of the conditions set forth in the Offer to Purchase have not been satisfied or waived (to the extent permitted by applicable laws) in writing by Buyer at any scheduled Expiration Time.

Offer Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Time. Although Buyer does not intend to provide any subsequent offering periods under the U.S. Offer, if Buyer elects, in its sole discretion, to provide for a subsequent offering period in accordance with the requirements of Rule 14d-1(d)(2)(v) of the Exchange Act, under such “Tier II” exemption, withdrawal rights with respect to the U.S. Offer will not be available during the period following the expiration of the U.S. Offer and prior to the commencement of the subsequent offering period.

If Buyer elects, in its sole discretion, to provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act, tendering ADS holders will have no withdrawal rights with respect to any Offer Securities in such subsequent offering period.

For a withdrawal of tendered Offer Securities to be effective, a written notice of withdrawal must be timely received by the applicable Tender Agent to which the Offer Securities have been tendered at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Offer Securities to be withdrawn, the number of tendered Offer Securities to be withdrawn and the name of the registered holder of such Offer Securities, if different from that of the person who tendered such Offer Securities. If certificates or receipts evidencing tendered Offer Securities to be withdrawn have been delivered to the applicable Tender Agent, then, prior to the physical release of such certificates or receipts, if any, the serial numbers shown on such certificates or receipts must be submitted to the applicable Tender Agent and the signature(s) on the notice of withdrawal must be Medallion Guaranteed if the original tender required a Medallion Guarantee (as defined in the Offer to Purchase). If Offer Securities have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offers and Tendering Offer Securities” in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the participant in DTC and information as to the securities account with that participant to be credited with the withdrawn Offer Securities.

If Buyer shortens or extends the Offers, is delayed in its acceptance for payment of Offer Securities or is unable to accept Offer Securities for payment pursuant to the U.S. Offer for any reason, then, without prejudice to Buyer’s rights under the Offers, the applicable Tender Agent may, nevertheless, on behalf of Buyer, retain tendered U.S. Shares or ADSs, and such U.S. Shares or ADSs may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein and as otherwise required under applicable law.

Withdrawals of tenders of Offer Securities may not be rescinded. Any Offer Securities properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Offer Securities may be re-tendered following one of the procedures described in Section 3—“Procedures for Accepting the U.S. Offer and Tendering Offer Securities” in the Offer to Purchase at any time prior to the Expiration Time. We are not providing for guaranteed delivery procedures. Therefore, holders of Offer Securities must allow sufficient time for the necessary tender procedures to be completed prior to the Expiration Time. Holders of Offer Securities must tender their Offer Securities in accordance with the procedures set forth in the Offer to Purchase, the ADS Letter of Transmittal, and Acceptance Form for Shares. Tenders received by the Tender Agents after the Expiration Time will be disregarded and of no effect.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Buyer, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Buyer, the Company, the Tender Agents, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Buyer with a list of shareholders and ADS holders and security position listings for the purpose of disseminating the Offer to Purchase and the related Acceptance Form for Shares and ADS Letter of Transmittal and other related materials, as applicable, to holders of Offer Securities. The Offer to Purchase, the related Acceptance Form for Shares, and the related ADS Letter of Transmittal will be mailed to record shareholders and holders of ADSs whose names appear on the shareholder and ADS holder list of the Tender Agents, and will be furnished, for subsequent transmittal to beneficial owners of Offer Securities, to brokers, dealers, commercial banks, trust companies and similar persons.

The exchange of any Offer Securities for cash consideration pursuant to the U.S. Offer or the Compulsory Redemption will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion under Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders of Offer Securities”—Passive Foreign Investment Company Considerations” in the Offer to Purchase, a U.S. Holder (as defined in Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders of Offer Securities” in the Offer to Purchase) who exchanges any Offer Securities for cash generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized and (ii) such U.S. Holder’s adjusted tax basis in the Offer Securities exchanged therefor. See Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders of Offer Securities in the Offer to Purchase for a more detailed discussion of the U.S. federal income tax consequences of the U.S. Offer and the Compulsory Redemption to U.S. Holders. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash in exchange for Offer Securities pursuant to the U.S. Offer or the Compulsory Redemption.

To the extent permissible under Rule 14e-5 of the Exchange Act and any other applicable law or regulation, Buyer and its respective affiliates and brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, directly or indirectly, Offer Securities or other securities of the Company in the open market, in privately-negotiated purchases or otherwise and plans to consider or explore one or more corporate transactions involving the Company outside of the United States, other than pursuant to the Offers, before, during or after the period during which the Offers remain open for acceptance. This information will be disclosed in the U.S. through the Schedule TO, Schedule 13D or any amendment thereto filed with the SEC, and available for free at the SEC’s website at www.sec.gov.

THE OFFER TO PURCHASE AND THE RELATED ACCEPTANCE FORM FOR SHARES AND ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Acceptance Form for Shares and ADS Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Buyer’s expense. Holders of U.S. Shares and ADSs may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the U.S. Offer. Buyer will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Tender Agents) for soliciting tenders of Offer Securities pursuant to the U.S. Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

ADS Holders, Banks and Brokers
Call Toll Free:
(866) 643-4514

Outside U.S. & Canada:
(781) 896-3845

July 18, 2024